FingerMotion Reports Q3 2026 Financial Results

Singapore - (Newsfile Corp. – January 15, 2026) - FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services, data and technology company, is pleased to report its financial results for the third quarter of fiscal 2026 for the period ended November 30, 2025. To review the full financial results, please view the Company's recent 10-Q filing at www.sec.gov/edgar/search or on the Company's website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q3 2026 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported quarterly revenue of $5.80 million, a 32% decrease compared to Q3 of fiscal 2025;

•	Telecommunications Products & Services business revenue was $5.76 million, down 32% compared to Q32 of fiscal 2025;

•	DaGe Platform generated $4,354 compared to $30,529 in Q3 of fiscal 2025 due to capital constraints which effected operational and promotional activities;

•	Command and Communication segment contributed $31,051 in revenue compared to $138 in Q3 of fiscal 2025;

•	Big Data segment generated $126 in revenue, compared to $nil in Q3 of fiscal 2025;

•	Cost of revenue decreased to $5.53 million, resulting in gross profit of $263,103, a 41% decrease from Q3 of fiscal 2025;

•	Operating expenses were $1.96 million, a 4.5% decrease from $2.06 million in Q3 of fiscal 2025;

•	Net loss attributable to shareholders was $1.67 million, a 0.6% increase from $1.66 million in Q3 of fiscal 2025;

•	Reported basic and diluted loss per share of $0.03, compared to a loss per share of $0.03 for Q3 of fiscal 2025;

•	On November 30, 2025, FingerMotion had $24,214 in cash and cash equivalents, a working capital surplus of $7.26 million and shareholders' equity of $16.34 million;

•	On November 30, 2025, total assets were $60.06 million, total current liabilities were $43.70 million and total liabilities were $43.71 million;

•	61,217,225 shares of common stock were issued and outstanding as of November 30, 2025.

FingerMotion’s Q3 performance reflects a transition toward a more diversified business model. The Telecommunications Products & Services segment remains the Company’s foundation, but capital constraints during the quarter reduced our ability to fund the business at historical levels as we moved resources in favour of our Command and Communications segment. The DaGe Platform’s revenue also decreased due to the lack of available cash to fund additional promotional activity within the business segment.

“This quarter reflects a disciplined approach to capital management as we pivot toward our highest-growth opportunities,” said Martin Shen, CEO of FingerMotion. “We are energized by the momentum in our Command and Communication platform and our recent moves toward strategic acquisitions. By building a leaner, more diversified company, we are ready to scale the innovations we have incubated. Our focus is clear: driving higher revenues and stronger margins through operational efficiency. We are optimistic about the future and remain fully committed to delivering enhanced value to our shareholders.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/.

Company Contact:

FingerMotion, Inc.
For further information e-mail: info@fingermotion.com
Phone: 718-269-3366

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to buy the Company’s securities.